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                                                                    EXHIBIT 99.1

                            Collaborative Research
                                399 Main Street
                          Los Altos, California 94022
                                (650) 949-4882


                                August 11, 1999

Drusie Demopoulos
Foundry Networks, Inc.
680 W. Maude Avenue, Suite 3
Sunnyvale, CA 94086


Dear Ms. Demopoulos:

Per our discussion, you have approval to use the following information as stated below (in bold) showing Collaborative Research's estimated market for Gigabit Ethernet Layer 4-7 switches in 1998, and projected market for the same in 2002.

From the Foundry Networks, Inc. Registration Statement on Form S-1, section entitled "Prospectus Summary - Our Business":

     "Collaborative Research, an independent research and consulting firm specializing in the Layer 4-7 switching market, estimates in a February 1999 report that the Layer 4-7 switching market totaled $130 million in 1998 and is expected to grow to $1 billion in 2002."

From the section entitled "Business - Industry Background":

     "Collaborative Research, an independent research and consulting firm specializing in the Layer 4-7 switching market, estimates in a February 1999 report that the Layer 4-7 switching market totaled $130 million in 1998 and is expected to grow to $1.0 billion in 2002."


                                        Sincerely,

                                        /s/ Peter Christy

                                        Peter Christy
                                        Vice President Research Services
                                        Collaborative Research